UNITED STATES SECURITIES AND EXCHANGE COMMISSION
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SCHEDULE 14A
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Exchange Act of 1934

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New York | Andrew Gully | Jennifer Park | Andrew.Gully@Sothebys.com | Jennifer.Park@Sothebys.com | +1 212 606 7176

SOTHEBY’S TO MAIL LETTER TO SHAREHOLDERS

Urges Shareholders to Vote FOR the Sotheby’s Director Nominees
On the GREEN Proxy Card

NEW YORK, 17 April 2014 – Sotheby’s (NYSE: BID) today announced that it is mailing a letter to shareholders in connection with the Company’s 2014 Annual Meeting of Shareholders, which will be held on 6 May 2014.

Highlights of the letter include:
•	Sotheby’s believes Third Point has presented misleading information that distorts the reality at Sotheby’s.
•	Sotheby’s strong financial and operating performance under the stewardship of Sotheby’s Board and management team demonstrates that Mr. Loeb’s assertions lack substance. Sotheby’s is:
-	Increasing its global footprint by expanding into key emerging markets with attractive dynamics and growth potential;
-	Maintaining – and building upon – a leadership position across multiple art auction market categories, leveraging its global, enduring brand and deploying innovative strategies;
-	Demonstrating a disciplined approach to growth, capital allocation and return of capital; and
-	Creating value for ALL Sotheby’s shareholders.
•	Under the stewardship of Sotheby’s Board and management team, Sotheby’s has delivered significant shareholder returns.
•	Sotheby’s has the right Board, the right leadership, and the right strategy to deliver shareholder value now and into the future.

SUPPORT YOUR BOARD’S RECORD OF VALUE CREATION BY
VOTING THE GREEN PROXY CARD TODAY

17 April 2014

Dear Sotheby’s Shareholder:

At the Annual Meeting of Shareholders on 6 May 2014, the composition of your Board of Directors, and thereby the future priorities of this well-managed and highly profitable business, will be decided. We ask that you support your Board’s highly-qualified director nominees and their long-term strategic plan, which has created significant shareholder value, and reject Third Point’s handpicked nominees.

WE BELIEVE THIRD POINT HAS PRESENTED MISLEADING INFORMATION
THAT DISTORTS THE REALITY AT SOTHEBY’S

As part of his solicitation efforts, Dan Loeb of Third Point has made a number of misleading assertions regarding Sotheby’s and its strategic direction. Sotheby’s strong financial and operating performance under the stewardship of your Board and management team demonstrates that Mr. Loeb’s assertions lack substance. Sotheby’s is:
•	Increasing our global footprint by expanding into key emerging markets with attractive dynamics and growth potential;
•	Maintaining – and building upon – our leadership position across multiple art auction market categories, leveraging our global, enduring brand and deploying innovative strategies;
•	Demonstrating a disciplined approach to growth, capital allocation and return of capital; and
•	Creating value for ALL shareholders.

Please do not be misled by Mr. Loeb and Third Point. Here are the facts about Sotheby’s growth strategies, record of performance and the value creation delivered by your Board of Directors and management team:

FACT: Sotheby’s is delivering strong financial performance. In 2013, Sotheby’s was the fastest growing global auctioneer and reported:
•	Record consolidated sales of $6.3 billion;
•	11% increase in total revenues to $853.7 million;
•	20% increase in net income to $130 million (with net income improving 81% in the second half of 2013 versus the same period one year earlier); and
•	29% EBITDA* margin.
These strong results reflect numerous auction records across categories including in Contemporary, Jewelry, Chinese sculpture, and for numerous artists such as Andy Warhol, Norman Rockwell, Zao Wou-ki, El Greco and Georges Braque, to name a few.

Notably, the momentum has accelerated in 2014. The Company’s global auction sales to date are up approximately 42% year over year, with Sotheby’s record-setting Impressionist Art sales in London achieving the highest value for any sales series held anywhere in London. We look forward to reporting full first quarter results next month.

FACT: Sotheby’s is successfully expanding its reach into new, fast growing markets – including Asia. Earlier this month, Sotheby’s reported auction results from its Spring sales in Asia that set new individual records and increased approximately 56% over the equivalent sales one year ago. Sotheby’s October 2013 sales series in Hong Kong generated $538 million, more than double the previous year’s sales and the highest ever for any global auction house in Asia. Sotheby’s also achieved the most successful sale in Beijing of any international art auctioneer. These record results build on Sotheby’s momentum in this key growth market where the Company has established an industry leading network to source artworks and to attract collectors.

FACT: Sotheby’s initiatives to grow Private Sales are succeeding. Wealth for ultra-high-net-worth individuals is growing, and Sotheby’s is uniquely positioned to capture this market opportunity as a result of the Company’s deep expertise and longstanding relationships across the art world. Sotheby’s recognized the opportunity in Private Sales and took action, dedicating significant management and specialist talent to this arena. The success of these initiatives is reflected in Sotheby’s record 2013 Private Sales, which totaled $1.2 billion – a 30% increase from 2012 and an increase of nearly 150% since 2009.

FACT: Sotheby’s is driving significant growth across all segments of the art auction market – including Contemporary. Sotheby’s Contemporary art sales have increased by 528% over the last 10 years. In 2013, the Company set a new record for Contemporary sales at its November evening sale and nearly doubled the number of Contemporary works over $20 million sold at auction as compared to the prior year.

FACT: Sotheby’s has a robust digital strategy that is also delivering results. Investments in Sotheby’s digital strategy have enabled the Company to achieve a 45% increase in online bidding through the Company’s BIDnowTM platform, which regularly registers bids exceeding $1 million. Original content – a key differentiator – is read by clients in more than 180 countries. Sotheby’s also achieved a new record for an online purchase in a live auction earlier this month with the $3.5 million sale of John James Audobon’s “The Birds of America.” While Sotheby’s digital investments, and investments in other new markets, have increased expenses in the short-term, the benefits we are realizing demonstrate the value of these strategies and the importance of making prudent investments in key areas of the business in order to achieve future results.

FACT: Sotheby’s benefits from a strong financial foundation appropriate to the needs of the business. Under Sotheby’s Capital Allocation and Financial Policy Plan, Sotheby’s has paid a $300 million special dividend and commenced a $150 million share repurchase program. The plan contemplates potential incremental near-term capital return from the Company’s loan book and real estate initiatives, and establishes a financial framework for an annual return of excess capital and clear financial return hurdles for future investment decisions. And on April 15, we announced significant growth in our lending and specialty finance business facilitated by our capital allocation strategies, with a current portfolio balance of $564 million, which is a 19% increase from the $474 million balance at the end of 2013. Your Board has always been and will continue to be committed to an appropriate capital allocation and financial strategy regardless of Mr. Loeb’s investment.

FACT: Sotheby’s has significantly reduced costs and is committed to continuing to grow with discipline. During the last six-year period (2007-2013), adjusted total expenses have increased only 0.5%* per year despite the Company’s significant investment in globalization and growth strategies, as discussed above. Recently, under the Board’s direction as part of Sotheby’s annual planning process, management conducted a cost structure review and identified $22 million of cost savings, the equivalent of approximately 10% of 2013 operating income – and we won’t stop there. We will continue to ensure that Sotheby’s operations run efficiently without compromising client service and important growth initiatives.

FACT: Mr. Loeb has made a number of recommendations for the Company that simply do not make sense for the business, particularly given the unique attributes of being a global art auctioneer. For example, Third Point’s suggestion that offering consignors “fractional commissions” (which is not unique to Sotheby’s), can simply be “curtailed” ignores the reality of the auction business and the competitive drivers behind consignment wins. Other recommendations from Mr. Loeb, including investing in “talent development” and “front-end technology,” are rhetorical bromides with no insight into our business. Like other successful companies, we focus on these fundamental building blocks every day. Similarly, Mr. Loeb’s suggestion that Sotheby’s pro forma EPS could be “doubled” relies on unrealistic assumptions and selective data.

FACT: Sotheby’s has a proven Board of Directors and leadership team who are committed to building on your Company’s success. Of Sotheby’s 12 highly qualified directors, we will have added five new independent directors in the past three years, including the Company’s Lead Independent Director. We have also made important additions to Sotheby’s senior management team, including the appointment of a new Chief Financial Officer and new Chief Marketing Officer. These additions, and the work supporting their recruitment, reflect your Board’s efforts to ensure that Sotheby’s maintains the right mix of skills and experience to continue executing on the Company’s goals; they are totally unrelated to any suggestion or effort by Mr. Loeb.

UNDER THE STEWARDSHIP OF YOUR BOARD AND MANAGEMENT TEAM,
SOTHEBY’S HAS DELIVERED SIGNIFICANT SHAREHOLDER RETURNS

Sotheby’s stock price is trading well above historical averages and has outperformed or matched all relevant indices over the one, five and ten year periods. These returns – as well as Sotheby’s strong operating and financial performance – are not new since Mr. Loeb’s investment.

SOTHEBY’S HAS THE RIGHT BOARD, THE RIGHT LEADERSHIP, AND THE RIGHT STRATEGY TO
DELIVER SHAREHOLDER VALUE NOW AND INTO THE FUTURE

Sotheby’s is a market leader with a global, enduring brand, strong operating and financial performance, and significant shareholder returns. By executing on our growth initiatives, Sotheby’s benefits from a platform and footprint that reach all key channels and geographic regions.

Your Board and management team regularly review the Company’s business and strategies to drive success, and we will continue to do so. As we look at the first and second quarters to date, we see significant sales growth that we believe will continue to reward shareholders. Third Point has made no case that change is warranted. Sotheby’s strong performance merits your support of your Board.
Your vote is important. We urge you to protect your investment by voting the enclosed GREEN proxy card today “FOR” Sotheby’s 12 director nominees: John M. Angelo, Jessica Bibliowicz, Kevin C. Conroy, Domenico De Sole, The Duke of Devonshire, Daniel Meyer, Allen Questrom, William F. Ruprecht, Marsha E. Simms, Robert S. Taubman, Diana L. Taylor, and Dennis M. Weibling.

On behalf of your Board and management team, we thank you for your continued support.

Sincerely,

Bill Ruprecht	Domenico De Sole
Chairman, President and Chief Executive Officer	Lead Independent Director
Sotheby’s shareholders should vote the GREEN proxy card today. Shareholders should disregard the white proxy card or any other materials they receive from Third Point.

If you have any questions or require any assistance voting your shares, please contact the Company’s proxy solicitor listed below:
MORROW & CO., LLC 470 West Avenue Stamford, CT 06902 (203) 658-9400 or (800) 279-6413

Use of Non-GAAP Financial Measures

GAAP refers to generally accepted accounting principles in the United States of America. Included in this letter are financial measures presented in accordance with GAAP and also on a non-GAAP basis. In this letter, Sotheby’s discusses EBITDA margin for 2013 and adjusted total expenses for 2013 and 2007, which are supplemental financial measures that are not required by or presented in accordance with GAAP.

Sotheby's defines EBITDA as net income (loss), excluding income tax expense (benefit), interest expense, interest income, and depreciation and amortization. Sotheby's defines EBITDA margin as EBITDA as a percentage of total revenues. Sotheby’s defines adjusted total expenses as total expenses, excluding the cost of principal revenues, an impairment loss, and a gain on the sale of land and building. Management cautions users of Sotheby's financial statements that amounts presented in accordance with its definitions of these non-GAAP financial measures may not be comparable to similar measures disclosed by other companies because not all companies and analysts calculate such measures in the same manner. Management believes that these non-GAAP financial measures provide important supplemental measures of Sotheby's performance and that these measures may be used by securities analysts, investors, financial institutions, and other interested parties in the evaluation of Sotheby's. Management also utilizes EBITDA in analyzing Sotheby's performance and in the determination of annual incentive compensation. Reconciliations of EBITDA to net income derived in accordance with GAAP and adjusted total expenses to total expenses derived in accordance with GAAP are presented under “Reconciliation of Non-GAAP Financial Measures.”

*Reconciliation of Non-GAAP Financial Measures

The following is a reconciliation of net income to EBITDA and the calculation of EBITDA margin for 2013 (in thousands of dollars):
2013
Net income	$130,006
Income tax expense	55,702
Income tax expense related to earnings from equity investees	12
Interest income	(2,801)
Interest expense	42,712
Depreciation and amortization expense	19,435
Total revenues	$245,066
(a) Represents total revenues as a percentage of EBITDA.	$853,678
EBITDA Margin (a)	28.7%
(a) Represents total revenues as a percentage of EBITDA.

The following is a reconciliation of total expenses to adjusted total expenses for 2013 and 2007:
	2013	2007
Total expenses	$631,103	$641,940
Less:
Cost of Principal revenues	(307,307)	(49,161)
Impairment loss	-	(14,979)
Gain on sale of land and building	-	4,752
Total adjusted expenses	600,796	$582,552
Increase in adjusted total expenses	$18,244
CAGR	0.5%

Forward-looking Statements
This letter contains certain “forward-looking statements,” as such term is defined in Section 21E of the Securities Exchange Act of 1934, as amended, relating to future events and the financial performance of Sotheby’s. Such statements are only predictions and involve risks and uncertainties, resulting in the possibility that the actual events or performance will differ materially from such predictions as a result of certain risk factors. As such, readers are cautioned not to place undue reliance on forward-looking statements, which speak only as to management’s plans, assumptions and expectations as of the date hereof. Please refer to Sotheby’s most recently filed Form 10-K (and/or 10-Q) and other filings for a discussion of material Risk Factors. Sotheby’s disclaims any duty to update or alter any forward-looking statements, except as required by applicable law.